SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2)

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a.12

                              Dominion Homes, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[X]      No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                              DOMINION HOMES, INC.

                                5501 Frantz Road
                                 P. O. Box 7166
                             Dublin, Ohio 43017-0766
                                 (614) 761-6000

                                 April 17, 1998


                                 PROXY STATEMENT



                                     GENERAL


         This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of Dominion Homes, Inc. (the "Company") in
connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, May 20, 1998, at 10:00 a.m., and at any postponements or adjournments thereof. The Annual Meeting will be held at the Company's Galloway Ridge housing development, 128 Galloway Ridge Drive, Columbus, Ohio. A map providing directions to the Annual Meeting is set forth on the outside back cover of this Proxy Statement. Only those shareholders of the Company of record at the close of business on March 27, 1998, will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about April 17, 1998.

         All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. Except as described below with respect to broker non-votes, if no directions have been specified on a Proxy, the Common Shares represented by the Proxy will be voted in accordance with the Board's recommendations, which are as follows:

         "FOR"  the  election  as  Directors  of  the  nominees   named  on  the
accompanying Proxy;

         "FOR" the ratification and adoption of the Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"); and

         "FOR" the ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants for the Company in 1998.

         Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

         Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in a writing mailed to Robert A. Meyer, Jr., Secretary of the Company, at the Company's executive offices at 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766, by executing a subsequent Proxy, or by attending the Annual Meeting and giving notice of such revocation in person to the inspector of elections at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

         The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on March 27, 1998, is necessary to constitute a quorum at the Annual Meeting. As of March 27, 1998, the Company had 6,271,053 Common Shares issued and outstanding.

         Under Ohio law and the Company's Amended and Restated Code of Regulations (the "Regulations"), each shareholder is entitled to one vote for each Common Share held. Common Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' Common Shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters which, under such rules, typically include the election of directors and the ratification of the selection of independent public accountants, but broker/dealers may not vote such Common Shares on other matters without specific instructions from the customers who own such Common Shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies also count toward the establishment of a quorum. The effect of an abstention or broker non-vote on each of the matters to be voted upon at the meeting is the same as a "no" vote.

         All costs of solicitation of the Proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors, or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

         The  following  table  sets  forth,  as  of  April  3,  1998,   certain
information with respect to persons known to the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Shares.

                   Number of Common Shares Beneficially Owned

   Name and Address of        Sole Voting and    Shared Voting and    Shared Investment                 Percent
    Beneficial Owner          Investment Power    Investment Power       Power Only          Total      of Class(1)
    ----------------          ----------------    ----------------       ----------          -----      -----------
Donald A. Borror(2)                 30,000         4,082,000(3)           47,500(4)         4,159,500      66.3%
Douglas G. Borror(2)                40,000         4,082,000(3)           47,500(4)         4,169,500      66.5%
David S. Borror(2)                  15,000         4,082,000(3)            7,148(4)         4,104,148      65.5%
Terry E. George(2)                  19,000(5)      4,082,000(3)              --             4,101,000      65.4%
Borror Realty Company            4,082,000(3)             --                 --             4,082,000      65.1%
     3970 Brelsford Lane
     Dublin, OH 43017
Borror Realty Company,                  --         4,082,000(3)(6)           --             4,082,000      65.1%
      Donald A. Borror,
      Douglas G. Borror,
      David S. Borror and
      Terry E. George, as
      a group
FMR Corp.                          400,000                --                 --               400,000       6.4%
     82 Devonshire Street
     Boston, MA  02109

----------
(1) Percent of Class is based upon the sum of 6,271,053 Common Shares outstanding as of April 3, 1998, and the number of Common Shares as to which the person has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty (60) days of April 3, 1998.
(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766.
(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on August 14, 1997. By virtue of their ownership and control of Borror Realty Company ("BRC"), each of Donald A. Borror, Douglas
     G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Certain Transactions-Description and Ownership of BRC."
(4) Consists of Common Shares held by The Huntington National Bank, as trustee of the Dominion Homes, Inc. Retirement Plan and Trust (the "Retirement Plan and Trust"), which Common Shares are voted by the trustee.
(5) Includes 12,000 Common Shares which can be acquired upon the exercise of options which are exercisable within sixty (60) days of April 3, 1998.
(6) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.

 Management

         The following table sets forth, as of April 3, 1998, certain information with respect to the number of Common Shares beneficially owned by each director and executive officer of the Company and by all directors and executive officers of the Company as a group:

                                        Number of Common Shares Beneficially Owned

Name and Address of         Sole Voting and       Shared Voting and       Shared Investment               Percent
 Beneficial Owner           Investment Power      Investment Power            Power Only       Total     of Class(1)
 ----------------           ----------------      ----------------            ----------       -----     -----------
Donald A. Borror(2)             30,000               4,082,000(3)             47,500(4)       4,159,500     66.3%
Douglas G. Borror(2)            40,000               4,082,000(3)             47,500(4)       4,169,500     66.5%
David S. Borror(2)              15,000               4,082,000(3)              7,148(4)       4,104,148     65.5%
Terry E. George(2)              19,000(5)            4,082,000(3)                 --          4,101,000     65.4%
C. Ronald Tilley                 6,000(5)                  --                     --              6,000        *
   900 Gatehouse Lane
   Worthington, OH  43235
Gerald E. Mayo                  14,500(5)                   --                    --             14,500        *
   10 Harleston Green
   Hilton Head, SC  29928
Pete A. Klisares                 8,000(5)                  --                     --              8,000        *
    919 Old Henderson Road
    Columbus, OH  43220
Richard K. Buechler(2)          34,000(5)                   --                13,131(4)          47,131        *
Jon M. Donnell(2)              108,333(5)(6)                 --                   --            108,333      1.7%
Robert A. Meyer, Jr.(2)         24,000(5)                   --                 5,005(4)          29,005        *
All directors and              298,833               4,082,000(3)            120,284(4)       4,501,117     70.6%
    executive officers as
    a group (10 persons)(7)

----------------
*    Represents less than 1% of class.
(1) Percent of class is based upon the sum of 6,271,053 Common Shares outstanding as of April 3, 1998, and the number of Common Shares as to which the person (or members of the group) has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty
     (60) days of April 3, 1998.
(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766.
(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on August 14, 1997. By virtue of their ownership and control of BRC, each of Donald A. Borror, Douglas G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Certain Transactions-Description and Ownership of BRC."
(4) Consists of Common Shares held by The Huntington National Bank, as trustee of the Retirement Plan and Trust, which Common Shares are voted by the trustee.

                       [Footnotes continued on next page]

                        BOARD OF DIRECTORS AND MANAGEMENT

Number and Term of Directors

          The Company's Regulations provide for seven (7) directors and divide the Board into two classes, with regular two-year staggered terms. Class II consists of four (4) directors with terms expiring at the Annual Meeting. Class I consists of three (3) directors with terms expiring in 1999.

Nomination of Directors

          In accordance with Section 2.03 of the Company's Regulations, a nominee for election as a director at an annual meeting may be proposed only by the directors or by a shareholder entitled to vote for the election of directors if such shareholder shall have proposed such nominee in a written notice. Each written notice of a proposed nominee must set forth (1) the name, age, business or residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee for the past five years; and (3) the number of shares of each series and class of the Company owned beneficially and/or of record by each such nominee and the length of time any such shares have been owned. The written notice of a proposed nominee must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal office and received by the Secretary of the Company on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of shareholders of the Company held for the election of directors, provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first (31st) day next following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.

         The Company has not received any proposals for director nominations from any shareholder with respect to the Annual Meeting.




                        [Footnotes continued from page 4]
---------------
(5) Includes, in the case of Messrs. Donnell, George, Mayo, Klisares, Tilley, Buechler and Meyer, 24,000, 12,000, 7,500, 7,500, 5,000,
         28,000, and 19,000 Common Shares, respectively, which can be acquired upon the exercise of options which are exercisable within sixty (60) days of April 3, 1998.
(6) Includes 44,000 restricted Common Shares which are subject to forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2001. The restrictions will lapse as to 11,000 Common Shares on August 1, 1998, August 1, 1999, August 1, 2000, and August 1, 2001, respectively.
(7) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.

Proposal to Elect Class II Directors

         The Board  proposes the election of the  following  persons as Class II
 Directors   to  terms  which  will  expire  at  the  2000  Annual   Meeting  of
 Shareholders:

                                                          Director
              Name                       Age                Since
              ----                       ---                -----

              Donald A. Borror           68                 1978
              David S. Borror            40                 1985
              Pete A. Klisares           62                 1994
              Gerald E. Mayo             65                 1994

         All of the nominees are presently members of the Board. All of the nominees have stated their willingness to serve and no reason is presently known why any of the nominees would be unable to serve as a director. It is the intention of the persons named as proxies in the accompanying Proxy to vote for the election of the four (4) nominees named above unless the shareholders otherwise direct on the Proxy. If any nominee is unable to stand for election, each Proxy will be voted for such substitute as the Board recommends.

Recommendation and Vote

         Class II Directors will be elected by a plurality of the votes entitled to be cast and present at the Annual Meeting, in person or by properly executed proxy.

         The Board of Directors recommends that the shareholders vote "FOR" the election of its nominees for Class II Directors.

Continuing Class I Directors

         The following Class I Directors will continue after the Annual Meeting to serve as directors for a term that will expire at the 1999 Annual Meeting of
Shareholders:

                                                          Director
              Name                       Age                Since
              ----                       ---                -----

              Douglas G. Borror          42                 1984
              C. Ronald Tilley           62                 1996
              Jon M. Donnell             38                 1997

Executive Officers and Certain Other Key Employees

         The Company's executive officers and certain other key employees of the Company are listed below.

Name                                        Age                Position(s) Held
----                                        ---                ----------------
Executive Officers

Donald A. Borror                            68                Chairman of the Board

Douglas G. Borror                           42                President and Chief Executive Officer

Jon M. Donnell                              38                Chief Operating Officer and Chief Financial Officer

David S. Borror                             40                Executive Vice President

Richard R. Buechler                         44                Executive Vice President and General Manager--Homes
                                                              Division

Terry E. George                             54                Senior Vice President and Treasurer

Robert A. Meyer, Jr.                        44                Senior Vice President, General Counsel and Secretary

Certain Other Key Employees

Denis G. Connor                             43                Senior Vice President-Administration

James B. Bianchi                            61                Vice President and General Manager--Lumber Division

Jack L. Mautino                             34                Vice President--Sales

Randolph B. Robert, Jr.                     46                Vice President--Land Development

Lori M. Steiner                             38                Vice President--Marketing

Background and Experience of Directors, Officers and Certain Key Employees

          The references to the Company in the following biographies for periods of time prior to March 9, 1994, refer to the homebuilding divisions of BRC which were transferred to the Company in connection with the Company's initial public offering of its Common Shares. See "Certain Relationships and Certain Transactions--Description and Ownership of BRC."

         Donald A. Borror has served on the Company's Board of Directors and as the Chairman of the Board of Directors since 1978. He served as President of the Company from 1977 to March 1987. Mr. Borror has been involved in the homebuilding business since 1952 and founded the Company's homebuilding business in 1976. He has a Bachelor of Arts Degree from The Ohio State University and a Juris Doctor Degree from The Ohio State University College of Law.

         Douglas G. Borror has served on the Company's Board of Directors since January 1984, as its President since March 1987, and as its Chief Executive Officer since September 1992. He also served as Chief Operating Officer of the Company from September 1992 through September 1996. Mr. Borror served as Executive Vice President of the Company from July 1985 to March 1987 and as General Manager of BRC's multifamily housing division from July 1979 to March 1987. Mr. Borror also serves on the Boards of Directors of Columbia Gas of Ohio, Inc. and The Huntington National Bank. Mr. Borror has a Bachelor of Arts Degree from The Ohio State University.

         David S. Borror has served on the Company's Board of Directors since 1985 and as its Executive Vice President since January 1988. He served as Vice President of the Company from July 1985 until January 1988 and as its General Counsel from January 1988 to December 1993. From 1982 to 1987, Mr. Borror also was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur. He has a Bachelor of Arts Degree from The Ohio State University and a Juris Doctor Degree from The Ohio State University College of Law.

         Pete A. Klisares has served on the Company's Board of Directors since 1994. He is President and Chief Executive Officer of Karrington Communities, Inc., a Columbus, Ohio-based company which constructs and operates assisted living facilities. Mr. Klisares is a member of the Board of Directors of Worthington Industries, Inc., and The Huntington National Bank. He has a Bachelor of Science Degree in Economics and a Masters Degree in Labor and Management from the University of Iowa.

         Gerald E. Mayo has served on the Company's Board of Directors since 1994. Until his retirement in October 1997, he was a member of the Boards of Directors and the Chairman of the Midland Life Insurance Company, a Columbus, Ohio-based life insurance company, and Midland Financial Services, Inc. Mr. Mayo also serves on the Boards of Directors of HBO & Company and Columbia Energy Systems, Inc. He has a Bachelor of Arts Degree from Boston University.

         C. Ronald Tilley has served on the Company's Board of Directors since January 1996. In March 1996, he retired as Chief Executive Officer and Chairman of the Board of Directors of Columbia Gas Distribution Companies, an Ohio-based natural gas company. Mr. Tilley has a Bachelor of Science Degree from Concord College.

         Jon M. Donnell has served on the Company's Board of Directors since May 1997, as Chief Operating Officer of the Company since September 1996 and as Chief Financial Officer of the Company since August 1995. Mr. Donnell served as Treasurer of the Company from August 1995 through December 1995, and as Executive Vice President from January 1996 through August 1996. From August 1995 through December 1995, he also served as Senior Vice President of the Company. Prior to joining the Company, Mr. Donnell spent 11 years with the Del Webb Corporation, a national real estate development and homebuilding company, most recently as Vice President and Associate General Manager of Webb's Sun City Hilton Head community. He is a Certified Public Accountant, and holds a Bachelor of Science degree from the University of Arizona.

         Richard R. Buechler has served as Executive Vice President of the Company since January 1996, and as General Manager of the Company's Homes Division since October 1995. He served as Senior Vice President of the Company from January 1995 through December 1995 and General Manager of the Company's Dominion Homes Division from January 1995 until October 1995. Mr. Buechler served as General Manager of the Company's Special Projects Division from July 1994 until December 1994, as Sales Manager of the Company's Dominion Homes Division from January 1992 until June 1994, as Sales Manager of the Company's Tradition Homes Division from April 1990 until December 1991, and as a Sales Representative for the Company from May 1985 until April 1990.

         Terry E. George has served as Senior Vice President of the Company since November 1993 and as Treasurer of the Company since January 1996. He served on the Board of Directors of the Company from 1985 through May 1997, as Controller of the Company from August 1995 to January 1996, and as Operations Manager of the Company from October 1991 through August 1995. Mr. George has also served as Vice President of BRC since December 1996. He served as the General Manager of BRC's multifamily housing division from August 1985 to October 1987 and as a Vice President of BRC from October 1987 to November 1993. Mr. George also serves on the Board of Directors of First Community Bank. He has a Bachelor of Science Degree from The Ohio State University and is a Certified Public Accountant in the State of Ohio.

         Robert A. Meyer, Jr. has served as Senior Vice President of the Company since January 1996 and as General Counsel and Secretary of the Company since December 1993. He served as Vice President of the Company from December 1993 through December 1995. Prior to joining the Company, Mr. Meyer was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur from November 1978 to December 1993. He has a Bachelor of Science Degree from Indiana University and a Juris Doctor Degree from The Ohio State University College of Law.

         Denis G. Connor has served as Senior Vice President, Administration, since joining the Company in January, 1998. Prior to joining the Company, Mr. Connor managed Alliance Title Agency, Ltd., from its formation in April 1997, to December 1997, and was employed by Chicago Title Agency of Central Ohio, Inc., from February 1989 to April 1997. He has a Bachelor of Arts degree from Miami University.

         James B. Bianchi has served as General Manager of the Company's lumberyard since March 1989 and as a Vice President of the Company since January 1995. He owned and operated Biancola Builders, a Columbus, Ohio custom homebuilding company, from January 1987 to February 1989, and served as a division manager for BRC from July 1980 to January 1987. Mr. Bianchi has a Bachelor of Science Degree and is a graduate of the School of General Studies of Business from the University of Pittsburgh.

         Jack L. Mautino has served as Vice President of Sales since October 1995. He served as Sales Manager for the Company's Dominion Homes Division from January 1995 through December 1995, Sales Manager of the Company's Tradition Homes Division from December 1991 to December 1994, and as Sales Representative for the Company from July 1990 to December 1991. Prior to joining the Company, Mr. Mautino was employed by Ryland Homes. He holds a Bachelor of Science Degree from Duquesne University.

         Randolph B. Robert, Jr. has served as the Company's General Manager of Land Development since January 1987 and as a Vice President since November 1993. He was the Construction Manager for BRC's multifamily housing division from December 1979 to December 1986. Mr. Robert has a Bachelor of Science Degree from The University of Arizona.

         Lori M. Steiner has served as the Company's Vice President - Marketing since January 1995. She served as the Company's Marketing Director from September 1990 through January 1995. Ms. Steiner served as an account manager for Brooks Young Communications, a Columbus-based regional advertising company, from March 1989 to September 1990, and as an account supervisor for Shelly Berman Communicators, a Columbus-based marketing, advertising and public relations firm, from June 1982 to March 1989. She has a Bachelor of Arts Degree from Wittenberg University.

Family Relationships

         Douglas G. Borror, a director and the President and Chief Executive Officer of the Company, and David S. Borror, a director and Executive Vice President of the Company, are brothers. Donald A. Borror, a director and Chairman of the Board of the Company, is the father of Douglas G. Borror and David S. Borror. There are no other family relationships among the executive officers and/or directors of the Company.

Agreement with Respect to the Election of Directors

         BRC, the holder of approximately 65.1% of the issued and outstanding Common Shares, has agreed in a Close Corporation Agreement with its shareholders to use its best efforts to elect David S. Borror as a director of the Company for so long as certain contingencies are satisfied and for so long as BRC has the ability to elect at least two (2) directors of the Company. See "Certain Relationships and Certain Transactions--Description and Ownership of BRC."

Meetings and Committees of the Board

         The Board of Directors meets immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and holds such other meetings as may be called from time to time by the Chairman of the Board, the President or any two directors. The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1997. Each director attended at least 75% of the aggregate of the number of Board of Directors meetings and meetings of all committees on which he served during the year.

         The Company has a Compensation Committee, an Executive Committee, an Audit Committee and an Affiliated Transactions Review Committee. The members of the Compensation Committee during 1997 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Compensation Committee, which determines the compensation of the Company's executive officers, held three meetings during 1997. The members of the Executive Committee during 1997 were Donald A. Borror, Pete A. Klisares and Douglas G. Borror. The Executive Committee, which is authorized to act for the Board between regularly scheduled meetings of the Board, held four meetings during 1997. The members of the Audit Committee during 1997 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Audit Committee, which reviews accounting and auditing matters, held two meetings during 1997. The members of the Affiliated Transactions Review Committee during 1997 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Affiliated Transactions Review Committee, which was formed as a standing committee by the Board of Directors on October 29, 1997 to review and authorize material transactions between the Company and its affiliates or related parties, held one meeting during 1997. The Company does not have a standing nominating committee or other committee performing a similar function.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

         The following table sets forth, for the three fiscal years ended December 31, 1997, cash and non-cash compensation paid by the Company to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company who served as such during 1997 (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities by such persons:

                                                     Summary Compensation Table
                                                                                             Long-Term
                                                                                            Compensation
                                                Annual Compensation                   ---------------------------
                                    ------------------------------------------        Restricted    Common Shares
                                                                Other Annual            Stock         Underlying        All Other
Name and                             Salary(1)      Bonus(1)   Compensation(2)          Awards        Options/       Compensation(3)
Principal Position            Year     ($)           ($)             ($)                 ($)            SARs (#)           ($)
------------------------------------------------------------------------------------------------------------------------------------
Donald A. Borror              1997  $240,000       $260,000            --                                     --        $  3,200
  Chairman of the Board       1996   240,000        200,000            --                                     --           3,000
                              1995   240,000            -0-            --                                     --           3,000

Douglas G. Borror             1997  $360,000       $500,000            --                                     --        $  8,075
  President and CEO           1996   360,000        300,000            --                                     --           7,750
                              1995   360,000            -0-            --                                 25,000(4)        7,186

Jon M. Donnell                1997  $189,231(5)    $300,000            --             $126,500(8)         20,000        $54,375(6)
  COO and CFO                 1996   159,230(7)     175,000            --               93,332(8)         40,000         60,450(9)
                              1995    60,000(10)     65,000        $15,031(11)          82,500(8)         20,000             --

David S. Borror               1997   $175,000      $150,000             --                                    --        $  5,575
  Exec. V.P.                  1996    175,000       100,000             --                                    --           7,750
                              1995    175,000            -0-            --                                25,000(4)        7,750

Richard R. Buechler           1997   $165,000      $150,000             --                                10,000        $  8,075
  Exec. V.P.                  1996    150,000       150,000             --                                40,000           7,750
                              1995    120,000        90,000             --                                20,000           7,750

------------
(1) Includes amounts deferred by the Named Executive Officer pursuant to the Executive Deferred Compensation Plan.
(2) Other than as specifically reported, perquisites and other personal benefits did not exceed applicable thresholds.
(3) All Other Compensation consists of amounts contributed by the Company to the accounts of the Named Executive Officers in the Retirement Plan and Trust and in the Executive Deferred Compensation Plan. Amounts contributed by the Company to accounts in the Executive Deferred Compensation Plan are not vested when made and are subject to vesting in 20% increments over the five-year period following the contribution, provided the Named Executive Officer remains with the Company, and subject to acceleration of vesting in the event of a "change in control."

                       [Footnotes continued on next page]

Employment Agreements

         The Company has Employment Agreements with Jon M. Donnell, Chief Operating and Chief Financial Officer, with Richard R. Buechler, Executive Vice President and General Manager of the Company's Homes Division, and with Robert
A. Meyer, Jr., Senior Vice President, General Counsel and Secretary. The Employment Agreements are each dated May 17, 1996, and effective as of January 1, 1996. The Employment Agreement with Mr. Donnell was amended on November 6, 1996, to reflect an expansion of Mr. Donnell's responsibilities. The Agreements are for terms of three years, and provide for renewal annually for three-year terms unless the Company provides notice of its intention not to

                       [Footnotes continued from page 11]
-----------------
(4) Such options were canceled by the holder prior to the end of 1995, and prior to the vesting of any such options.
(5) Mr. Donnell was paid base salary at an annual rate of $180,000 from January 1 through June 30, 1997. His base salary was increased to an annual rate of $200,000 effective July 1, 1997. The reported base salary is the amount actually paid to Mr. Donnell in 1997.
(6) Includes reimbursement of payments by Mr. Donnell for initiation fee for membership in a country club pursuant to an understanding between Mr. Donnell and the Company at the time Mr. Donnell was employed by the Company.
(7) Mr. Donnell was paid base salary at an annual rate of $150,000 from January 1 through August 31, 1996. With his promotion to Chief Operating Officer as of September 1, 1996, his base salary was increased to an annual rate of $180,000. The reported base salary is the amount actually paid to Mr. Donnell in 1996.
(8) The reported amount is the dollar value (net of consideration paid) of restricted Common Shares awarded (calculated by the number of Common Shares multiplied by the closing price of the Common Shares on the date of grant). At December 31, 1997, Mr. Donnell held 44,000 restricted Common Shares with an aggregate value of $528,000 as of such date. With respect to the 20,000 restricted Common Shares granted to Mr. Donnell on August 1, 1995, 10,000 restricted Common Shares vested on August 2, 1995, 3,333 restricted Common Shares vested on August 1, 1996, 3,333 restricted Common Shares vested on August 1, 1997, and 3,334 restricted Common Shares will vest on August 1, 1998. With respect to 21,333 restricted Common Shares granted to Mr. Donnell on November 6, 1996,
         3,667 restricted Common Shares vested on August 1, 1997, 3,666 restricted Common Shares will vest on August 1, 1998, 7,000 restricted Common Shares will vest on August 1, 1999, and 7,000 restricted Common Shares will vest on August 1, 2000. With respect to 23,000 restricted Common Shares granted to Mr. Donnell on August 1, 1997, 4,000 restricted Common Shares will vest on August 1, 1998, 4,000 restricted Common Shares will vest on August 1, 1999, 4,000 restricted Common
         Shares will vest on August 1, 2,000, and 11,000 restricted Common Shares will vest on August 1, 2001. It is a prerequisite to the vesting of any restricted Common Shares that Mr. Donnell be employed with the Company as of the vesting date. The Company does not presently pay dividends. However, if dividends are paid in the future, Mr. Donnell would be entitled to receive dividends as to both his vested and unvested restricted Common Shares.
(9) All Other Compensation for Mr. Donnell in 1996 includes a payment related to Mr. Donnell's housing, which was committed to by the Company as part of its offer of employment to him.
(10) Mr. Donnell was paid base salary at an annual rate of $130,000 for that part of 1995 during which he was employed by the Company.
(11) Includes a payment of $11,708 to Mr. Donnell to cover health insurance expenses prior to his qualification for participation in the Company's health insurance plan.

renew the Agreement. No such notice by the Company has been provided to Mr. Donnell, Mr. Buechler or Mr. Meyer. Each Agreement provides for lump sum payments if employment is terminated by the Company without cause or by Mr. Donnell, Mr. Buechler or Mr. Meyer with good reason, and includes non-competition covenants effective for one year after termination. The Agreements also include provisions that become effective upon a "change in control" of the Company. Under the Agreements, a change in control is defined as an event which results in either BRC failing to own at least 30% of the combined voting power of the outstanding voting securities of the Company, or both Donald Borror and Douglas Borror ceasing to be directors and officers of the Company. Upon a change in control, all employee benefit rights, including stock options, vest. In addition, if within two years of a change in control of the employment of Mr. Donnell, Mr. Buechler or Mr. Meyer is terminated without cause, or if Mr. Donnell, Mr. Buechler or Mr. Meyer terminates his employment with good reason, he would be entitled to certain benefits, including a lump sum payment equivalent to two year's salary, the payments he would have been entitled to had the Company terminated his employment without cause and without a change in control, and certain outplacement services.

Incentive Stock Plan

         The following table sets forth information concerning individual grants of stock options during 1997 to those Named Executive Officers who received grants of stock options under the Dominion Homes, Inc. Incentive Stock Plan (the "Incentive Stock Plan") during 1997. No SARs were granted during 1997.

                                           Option/SAR Grants in Last Fiscal Year

                                                     Individual Grants
                            -----------------------------------------------------------

                              Number of       % of Total                                  Potential Realizable Value at
                            Common Shares      Options/                                      Assumed Annual Rates of
                              Underlying     SARs Granted                                Common  Share  Price Appreciation
                                Options/     to Employees       Exercise                           for Option Term(1)
                                  SARs         in Fiscal         Price      Expiration   ---------------------------------
Name                           Granted (#)       Year (%)      ($/Share)       Date              5%                10%
--------------------------------------------------------------------------------------------------------------------------
Jon M. Donnell                 20,000(2)         25.8%           $4.75       7/1/07            $59,800         $ 151,400
Richard R. Buechler            10,000(2)         12.9%           $4.75       7/1/07            $29,900         $  75,700

-----------------
(1) The Potential Realizable Value of the grants equals the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted Common Share price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per-share exercise price of the option; and (b) the number of Common Shares underlying the grant at fiscal year end. These Potential Realizable Values represent only certain assumed rates of appreciation that may not be achieved. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares over the term of the options.

(2) The exercise price of these options was the fair market value of the Common Shares on the date of grant. These options become exercisable in five equal installments of 4,000 Common Shares with respect to the grant to Mr. Donnell, and 2,000 Common Shares with respect to the grant to Mr. Buechler, beginning July 1, 1998, and on July 1 of each of the four succeeding years, subject to the acceleration of the exercisability of such options in the event of a "change of control."

         The following table sets forth information, as of December 31, 1997, concerning the number of Common Shares underlying unexercised options and the value of the unexercised options held by those Named Executive Officers who held options on such date. No Named Executive Officer exercised any options during 1997.

             Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                       Number of Common Shares                             Value of Unexercised
                                         Underlying Unexercised                               In-The-Money
                                               Options/SARs at                               Options/SARs at
                                             Fiscal-Year-End (#)                          Fiscal-Year-End ($)(1)
                                    ------------------------------                  --------------------------------
Name                                Exercisable      Unexercisable                  Exercisable        Unexercisable
Jon M. Donnell                         24,000            56,000                       $204,960           $452,440
Richard R. Buechler                    24,000            46,000                       $200,000           $372,500

--------------
(1) The Value of Unexercised In-The-Money Options equals the difference between the aggregate fair market value at December 31, 1997, of the Common Shares underlying the options and the aggregate exercise price of the options.


Director Compensation

         Directors who are not employees of the Company receive fees of $2,500 per quarter and $1,000 per Board meeting and $500 per committee meeting attended. Directors may defer the receipt of those fees and receive Company-matching contributions with respect to those deferred fees through participation in the Executive Deferred Compensation Plan. Additionally, under the Incentive Stock Plan, each director who is not, and has never been, an employee of, or paid advisor or consultant to, the Company will receive, on the first business day after each annual meeting of shareholders, provided that the director continues to serve on the Board on such date, a grant of a non-qualified stock option to purchase 2,500 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant. A director option is exercisable from the date of grant until the earlier of (i) the tenth anniversary of the date of grant or (ii) generally three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director. The Company does not pay any separate remuneration to employees of the Company who serve as directors. Messrs. Klisares, Mayo and Tilley were the directors who were not employees of the Company in 1997.

                        Report of Compensation Committee
                            on Executive Compensation
                        and Share Price Performance Graph

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following "Report of Compensation Committee on Executive Compensation" and the information under "Share Price Performance Graph" shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Company has vested in the Compensation Committee ("Committee") of the Board of Directors the authority to determine and administer the compensation program for the Company's executive officers and other key employees. The Committee is composed of the Company's three outside, independent directors: Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. Mr. Klisares chairs the Compensation Committee.

Compensation Philosophy

         The Company's executive compensation philosophy seeks to promote the following key objectives:

         ! Align the interests of executive officers and other key employees with the interests of shareholders by linking a significant percentage of their total compensation to Company financial performance.

         !        Reward individual contribution and achievement.

         ! Allow the Company to continue to attract and retain outstanding executive officers and other key employees and to compete with industry competitors and other businesses for executive talent.

Implementation of this philosophy is an ongoing process, and the Committee expects to continue to refine the Company's executive compensation program during 1998.

         There  are  two  primary   components   to  the   Company's   executive
compensation   program:   annual  cash  compensation  and  long-term   incentive
compensation. Annual cash compensation consists of a base salary and an incentive bonus. Long-term incentive compensation consists of stock options and other awards under the Incentive Stock Plan. The Company's executive compensation program also allows executives to defer a portion of their compensation, and to augment the deferred amounts by Company matches, through their optional participation in the Executive Deferred Compensation Plan.

Annual Cash Compensation

         General. It is the Company's objective to achieve continuous revenue and earnings growth with a long-term objective of outperforming the homebuilding industry in revenue growth and profitability. The Committee believes that, in order to achieve this objective, the Company must be able to attract and retain exceptional executive talent. Accordingly, the Committee's intent is that the total cash compensation received by the Company's executive officers would place them in the upper range of the total cash compensation received by the executive officers of homebuilding companies in general. In determining compensation for the Company's executive officers, the Committee annually reviews a nationally-compiled database of compensation by other homebuilding companies for various executive positions, including data specific to public homebuilding companies, homebuilding companies of a size comparable to the Company, and homebuilding companies operating in the Midwest.

         Base Salary. The Committee recognizes that the homebuilding business is cyclical and that the Company's financial performance depends, in large part, on whether the homebuilding business is in a favorable or unfavorable cycle. The Committee's intent is to set the base salaries of the Company's executive officers at levels sufficient to attract and retain executive talent in all business cycles.

         In setting the base salary of an executive officer, the Committee subjectively analyzes the executive's responsibilities, performance and value to the Company, but gives no fixed weighting to any of such factors. The Committee also considers market salary ranges for comparable positions. The Committee reviews annually the base salary of each executive officer and makes adjustments as warranted.

         Incentive Bonus. The Committee believes that a significant portion of the total compensation of the Company's executive officers should consist of variable, performance-based components, such as awards of incentive bonuses and grants of stock options, which the Committee can adjust to reflect changes in Company and individual performance. These compensation components are intended to reinforce the Company's commitment to increasing Company profitability and shareholder value.

         The Committee takes into account various quantitative measures and qualitative indicators of Company and individual performance in determining the level of incentive bonuses to be awarded to the Company's executive officers. Although the Committee tends to give more weight to quantitative measures of Company financial performance, it does not apply any specific formula. In making such compensation decisions, the Committee recognizes and takes into account that the homebuilding business is cyclical and that Company financial performance can be greatly affected by factors, such as interest rates and weather, that are beyond the control of the Company's executive officers. The Committee considers such quantitative Company financial performance measures as revenue growth, profitability, earnings per share and return on shareholders' equity in determining the level of incentive bonuses.

         The   Committee   also   understands   the   importance  of  individual
contributions and achievements that may be difficult to quantify, and, accordingly, recognizes qualitative indicators such as successful supervision of major corporate projects, demonstrated leadership and the ability to respond to difficult business cycles. With respect to those executive officers having divisional responsibilities, the most important qualitative indicator was the division's customer satisfaction ratings.

Long-Term Incentive Compensation

         Stock Options. On July 1, 1997, the Committee granted incentive stock options covering an aggregate of 77,500 Common Shares to 15 employees of the Company, including three executive officers: Richard R. Buechler, Jon M. Donnell and Robert A. Meyer, Jr. The options were granted at an exercise price of $4.75 per share, which was the fair market value of the Common Shares on the date of grant. The options vest in 20% increments on each of the first five anniversaries of the date of grant, subject to acceleration of vesting in the event of a "change in control." The Committee determined that the options would be useful in providing a meaningful incentive to the Company's employees to increase shareholder value. The Committee also believes that a vesting schedule using mid-year vesting dates, when combined with the Company's award of incentive bonuses which usually occurs at year-end, provides a combination of incentives that better motivate and retain employees on a year-round basis.

         The Committee intends on a periodic basis to make grants under the Incentive Stock Plan to the Company's executive officers and other key employees. In making such grants, the Committee will consider the subjective factors identified above, as well as the number of options granted in prior years.

         Restricted Stock Grants. On August 1, 1997, the Committee awarded to Jon M. Donnell 23,000 restricted Common Shares. Mr. Donnell had also been granted, on August 1, 1995, and November 6, 1996, 20,000 and 21,333 restricted Common Shares, respectively. The restrictions provide for forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2001. The restrictions lapsed as to 10,000 Common Shares on August 2, 1995, 3,333 Common Shares on August 1, 1996, and 7,000 Common Shares on August 1, 1997, and will lapse as to 11,000 Common Shares each at August 1, 1998, August 1, 1999, August 1, 2000, and August 1, 2001, respectively, provided that Mr. Donnell is then employed by the Company, and subject to acceleration of the lapse of restrictions in the event of a "change in control." The Committee believes this grant provides a further incentive to Mr. Donnell to continue to effect improvement in the Company's performance.

Executive Deferred Compensation Plan

         In December 1994, the Committee adopted the Executive Deferred Compensation Plan to permit executive officers and directors to elect to defer a portion of their annual compensation (20% of total base and bonus for employees and 100% of directors' fees). The Executive Deferred Compensation Plan also provides for a matching contribution by the Company for each participant of 25% of the amount deferred, but not to exceed $2,500 in any year. On October 29, 1997, the Board of Directors approved an Amended and Restated Executive Deferred Compensation Plan under which contributions and matching amounts are to be used by a trustee to acquire Common Shares in the open market, which Common Shares are held and voted by the trustee pursuant to a rabbi trust agreement. Shareholders are being asked at the Annual Meeting to ratify and adopt the Executive Deferred Compensation Plan, as so amended. See "Ratification and Adoption of Executive Deferred Compensation Plan."

Chief Executive Officer Compensation

         In accordance with the executive compensation philosophy and program described above, and primarily in recognition of the Company's improved financial performance during 1997, the Committee awarded Douglas G. Borror a cash incentive bonus of $500,000 in 1997. Mr. Borror received an annual base salary of $360,000 in 1997, which was the same annual base salary he received in 1996 and 1995. Mr. Borror did not receive an award of stock options in 1997.

Tax Aspects

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits the deduction by a publicly-held corporation of compensation paid to a "covered employee" in excess of $1.0 million per year, subject to certain exceptions. Generally, the Company's covered employees are those executive officers listed under the Summary Compensation Table set forth above. None of the Company's executive officers received more than $1.0 million of compensation from the Company in 1997, and, accordingly, Section 162(m) did not restrict the Company in deducting compensation expenses in 1997. The Committee does not believe that Section 162(m) will limit the deductibility of the executive compensation that the Company will pay in 1998 because the Committee does not anticipate that any of the Company's executive officers will receive more than $1.0 million of compensation from the Company in 1998. As indicated above,
Section 162(m) provides exceptions to the $1.0 million limitation on the deductibility of executive compensation. The Committee has not attempted to revise the Company's executive compensation program to satisfy the conditions to these exceptions but may in the future consider doing so if compensation paid by the Company would not otherwise be deductible under Section 162(m).

                      Members of the Compensation Committee
                         Pete A. Klisares Gerald E. Mayo
                                C. Ronald Tilley

                          SHARE PRICE PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Common Shares from March 9, 1994 (the date the Company became a public company), until December 31, 1997, with the cumulative total return of (a) the NASDAQ-OTC Index Composite and (b) the Standard and Poor's Homebuilding Index. Data for the referenced indices are reported on a month-end basis, and the graph below sets forth values for both indices reported as of March 31, 1994. The graph assumes the investment of $100 in the Common Shares, the NASDAQ-OTC Index Composite and the Standard and Poor's Homebuilding Index. The initial public offering price of the Common Shares was $11.50 per share.


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                               Performance Graph

                           March 1994 - December 1997


                         Mar-94     Dec-94    Dec-95    Dec-96    Dec-97
DHOM                        100      43.48     28.26     38.04    104.35
S&P Homebuilding            100      73.3     103.54     93.08    147.14
NASDAQ Composite Index      100     101.14    141.52    173.65    212.62

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

Description and Ownership of BRC

         BRC, which owns approximately 65.1% of the Company's outstanding Common Shares, is actively engaged in the business of owning and managing multifamily housing and commercial real estate. Donald Borror, Douglas Borror, and David Borror, who are directors and executive officers of the Company, and Terry George, who is an executive officer of the Company, also are directors of BRC. As of December 1997, Mr. George was elected a Vice President of BRC.

         BRC has issued and outstanding 105,065 voting common shares and 315,195 non-voting common shares, all of which are beneficially owned by members of the Borror family, or trusts for their benefit, and by Terry George. Through their ownership and control of BRC, such persons are in a position to control the Company. See "Security Ownership of Certain Beneficial Owners and Management."

         The Amended and Restated Borror Corporation Stock Trust, a revocable trust established by Donald Borror pursuant to a trust agreement dated January 4, 1994 (the "Stock Trust"), owns 52,000 voting common shares of BRC, representing 49.5% of the issued and outstanding voting common shares of BRC, and 75,180 non-voting common shares of BRC, representing 23.9% of the issued and outstanding non-voting common shares of BRC. The Stock Trust will expire upon the ten year anniversary of Donald Borror's death or upon the death of Joanne Borror (Donald Borror's wife), whichever is later. Joanne Borror is the beneficiary of the Stock Trust until her death (unless she predeceases Donald Borror) and each of Donald and Joanne Borror's children (Douglas and David Borror and Donna Myers) are one-third remainder beneficiaries of the Stock Trust. Donald Borror and Douglas Borror are the joint trustees of the Stock Trust until the death or incapacity of either of them, whereupon the other of them will become sole trustee.

         Douglas Borror owns 32,865 voting common shares of BRC, representing 31.3% of the issued and outstanding voting common shares of BRC, and 108,355 non-voting common shares of BRC, representing 34.4% of the issued and outstanding non-voting common shares of BRC.

         David Borror owns 15,200 voting common shares of BRC, representing 14.5% of the issued and outstanding voting common shares of BRC, and 65,600 non-voting common shares of BRC, representing 20.8% of the issued and outstanding non-voting common shares of BRC.

         The 1987 Irrevocable Subchapter S Trust, an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the "Irrevocable Trust"), owns 50,000 non-voting common shares of BRC, representing 15.9% of the issued and outstanding non-voting common shares of BRC. David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror's daughter and Douglas and David Borror's sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expires upon the death of Donald Borror.

         Terry George owns 5,000 voting common shares of BRC, representing 4.8% of the issued and outstanding voting common shares of BRC, and 16,060 non-voting common shares of BRC, representing 5.1% of the issued and outstanding non-voting common shares of BRC.

         BRC and the shareholders of BRC are parties to a Close Corporation Agreement dated January 4, 1994 ("BRC Agreement"). The BRC Agreement contains certain provisions related to BRC's status as an S Corporation (including mandatory distributions to BRC shareholders equal to the product of the maximum marginal individual income tax rate and the shareholder's pro rata share of the taxable income attributable to BRC). The BRC Agreement provides that all of the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Donald Borror and Douglas Borror jointly until the death or incapacity of either of them and, thereafter, by the other of them solely. Under the provisions of the BRC Agreement, David Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the shares of BRC, absent his removal for "cause" (as defined therein). In such circumstances and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David Borror as a director of the Company. The BRC Agreement generally restricts the transfer of shares of BRC to persons other than members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of Terry George's shares in the event of his death or incapacity and has the right to purchase Terry George's shares at any time. BRC also is required to purchase a certain number of shares from the estates of Borror family members. Subject to certain conditions, Borror family members have the right to require BRC to repurchase shares from them, beginning in March 1998. In certain instances, the obligation of BRC to repurchase shares may be assumed by Borror family shareholders.

Transactions with BRC

         The Company and BRC entered into a Corporate Exchange and Subscription Agreement, dated January 20, 1994, pursuant to which the Company acquired substantially all of the assets and assumed substantially all of the liabilities of the homebuilding divisions of BRC in exchange for the issuance of 3,882,000 of the Company's Common Shares to BRC. On August 5, 1997, BRC purchased an additional 200,000 Common Shares of Dominion Homes, Inc., bringing the total number of Common Shares owned by BRC to 4,082,000 or 65.1% of the issued and outstanding shares of the Company.

         On October 29, 1997, the Board of Directors of the Company established the Affiliated Transactions Review Committee for the purpose of reviewing any material transactions with affiliates or related parties of the Company for consistency with the Company's policies concerning affiliated transactions. The Affiliated Transactions Review Committee consists of the Company's three outside, independent directors: Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. The Committee is chaired by Mr. Klisares. Prior to the establishment of the Affiliated Transactions Review Committee, the functions of the Affiliated Transactions Review Committee were performed by the Audit Committee of the Board of Directors.

         During 1997, the Affiliated Transactions Review Committee reviewed and approved the sale by the Company to BRC of the Company's corporate office building and the contemporaneous execution by the Company of a long-term lease with BRC for the corporate office building. The sale was closed and the lease was executed on December 29, 1997. The purpose of the transaction from the Company's perspective was to create additional liquidity with which to invest in assets associated with the homebuilding process and to allow the Company to reduce its financial cost. The office building was sold at a price of $3,950,000, less a credit of up to $200,000 for roof repairs and sidewalk improvements, together with parking expansion. The lease is for a term of twelve years at a rental rate of $12.00 per square foot on a total net basis with two options to renew for periods of five years each at then-current market rates. Both the sale price and rental rates were established by an MAI appraisal commissioned by the Committee, and confirmed in a review for the Committee by a second MAI appraiser.

         The Company and BRC are parties to a Land Option Agreement dated January 20, 1994 ("Land Option Agreement"). Pursuant to the provisions of the Land Option Agreement, the Company acquired from BRC irrevocable options to purchase from BRC finished single family lots in certain communities which BRC and other homebuilders have developed under various joint venture agreements. The purchase price to be paid by the Company to BRC for such lots under the Land Option Agreement is the lesser of (i) BRC's adjusted tax basis in such lots plus $500 per lot or (ii) their fair market value, as determined by an independent MAI appraiser jointly selected by BRC and the Company, at the time of their purchase from BRC. The cost of all such appraisals is borne by the Company. Pursuant to the Land Option Agreement, during 1997 the Company purchased 188 lots from BRC for an aggregate purchase price of $4,789,000.

         The Company and BRC are parties to a Model Homes Lease Agreement dated January 20, 1994 ("Model Homes Agreement"). Pursuant to the provisions of the Model Homes Agreement, the Company leases from BRC model homes owned by BRC. The leases are on a triple net basis at $8.00 per square foot for a term of three years, unless the Company earlier terminates the lease with respect to a particular model home upon 30 days' prior written notice given to BRC. The Company uses each such model home as the Company's on-site sales office in the community in which the model home is located until the Company has completed its sale of homes in that community. It is anticipated that BRC will sell each model home upon the termination of its lease. The Company will not receive any of the proceeds from the sales of such model homes owned by BRC, except that the Company will receive, at the time of sale, 50% of its unamortized costs of improvements to the model homes. During 1997, the Company paid to BRC an aggregate of $39,000 for the lease of model homes. At December 31, 1997, the Model Homes Agreement had been terminated as to all but 1 of the 31 model homes that were originally the subject of the Model Homes Agreement.

         The Company and BRC are parties to various lease agreements pursuant to which the Company leases space in a shopping center owned by BRC. As of December 31, 1997, the Company leased 5,550 square feet in the shopping center for its decorating center and architectural department. The Company leases such space from BRC at $9.50 per square foot plus a proportionate share of common area maintenance charges, taxes and insurance, and on substantially the same terms as the leases that BRC has with its other tenants in the shopping center. The Company paid to BRC an aggregate of $70,000 under the leases for space in the shopping center during 1997. The Company believes that the terms of these leases are no less favorable to the Company than those reasonably available from unrelated third parties for comparable space.

         Occasionally, employees of the Company provide limited administrative services to BRC, for which the Company receives fees. The Company received aggregate fees of $21,400 for such administrative services in 1997.

         The Company provides accounting and management services to certain joint ventures in which one of the partners in the joint ventures is BRC. The fees received by the Company for such services are the amounts provided for such services under the relevant joint venture agreements. The Company received aggregate fees of $174,000 from such joint ventures in 1997.

         The Company and BRC are parties to a Shareholder Agreement (the "Shareholder Agreement"), dated January 20, 1994, pursuant to which BRC has the right, from time to time, to demand that the Company register for sale Common Shares owned by BRC. Each request by BRC for a demand registration must cover at least 10% of the Common Shares owned by BRC and at least 5% of the Company's then outstanding Common Shares. Without the Company's consent (exercised by a majority of its independent directors), the Company is not obligated to cause a demand registration to be effected within 18 months after the consummation of a prior demand registration. BRC and the Company will each pay one-half of the expenses of each demand registration. BRC also will have incidental, or piggy-back, registration rights if the Company proposes to register any of its equity securities (other than registrations involving employee benefit plans) for its own account or for the account of any other shareholder. BRC will pay all of its own legal expenses and the first $25,000 of the other expenses of a piggy-back registration and the Company will pay the remaining expenses of a piggy-back registration. Both the demand and piggy-back registration rights will be subject to customary underwriting and holdback provisions and will expire on March 9, 2004.

Transactions with Printing Plus, Inc.

         Donald A. Borror, Chairman of the Board of the Company, together with Richard Myers, owns Printing Plus, Inc., a printing company which has provided printing services to the Company. Mr. Myers, who also operates Printing Plus, Inc., is the husband of Donna Borror Myers, who is Donald A. Borror's daughter and Douglas G. and David S. Borror's sister. In 1997, the Company paid approximately $189,000 to Printing Plus, Inc. for printing services, which amount represented approximately 61% of the total amount paid by the Company for printing services in 1997. The printing jobs awarded by the Company to Printing Plus, Inc. tend to be small jobs with tight delivery schedules. In 1997, the single largest printing job awarded by the Company to Printing Plus, Inc. was approximately $9,583, and the average printing job awarded was approximately $350. The Company believes that the prices charged by Printing Plus, Inc. were based on the standard rates of Printing Plus, Inc. A key factor in the Company's decision to award many of the printing jobs to Printing Plus, Inc. was its reliability in meeting the Company's delivery schedule. The transactions between the Company and Printing Plus, Inc. were not reviewed or approved by the Affiliated Transactions Review Committee or the Audit Committee of the Board of Directors.

                          RATIFICATION AND ADOPTION OF
                      EXECUTIVE DEFERRED COMPENSATION PLAN

         Shareholders are being asked to ratify and adopt the Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan ("the Plan"). The following summary of certain provisions of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as an Appendix.

Background

         The Compensation Committee of the Board of Directors adopted the Plan in December 1994. The Plan was established to permit officers and other employees of the Company having significant managerial responsibility ("Executive Employees"), and non-employee members of the Board of Directors of the Company ("Eligible Directors") who were selected by the committee administering the Plan (the "Committee") (collectively, "Eligible Participants") to defer the receipt of a portion of their compensation from the Company. Pursuant to the terms of the Plan as originally adopted, any distribution made from the Plan to an Eligible Participant would be paid in cash. On October 29, 1997, the Board of Directors amended and restated the Plan, effective November 15, 1997, to permit distributions from the Plan to be made in Common Shares as well as cash, and caused the Company to establish and fund a rabbi trust (the "Trust"). The assets of the Trust are required to be used by the trustee (the "Trustee") to make open market purchases of Common Shares and to provide a source of assets to be used for the satisfaction of the Company's obligations pursuant to the Plan. There are 15 Eligible Participants currently participating in the Plan.

Description

         The Plan permits an Eligible Participant electing to participate in the Plan to elect to defer in any calendar year up to 20% of the sum of the salary and bonus payable by the Company (in the case of an Executive Employee), or 100% of the director's fees payable by the Company (in the case of an Eligible Director). The Plan requires the Company to make a matching contribution on December 31 of the calendar year equal to 25% of the lesser of (i) the amount deferred by the Eligible Participant for such calendar year and (ii) $10,000.00. Amounts deferred by an Eligible Participant and Company matching contributions are credited to a deferred compensation account established for and maintained on behalf of the Eligible Participant by the Company (the "Account"). Amounts credited to an Eligible Participant's Account are divided by the fair market value of Common Shares (determined as of the later of the dates such amounts are credited to the Account or the dates Common Shares are acquired by the Trustee in respect of the amounts credited) and the resulting number of Common Shares are credited to the Eligible Participant's Account. Amounts previously credited to the Accounts of Eligible Participants participating in the Plan prior to November 15, 1997, were divided by the fair market value of the Common Shares on such date, and the resulting number of Common Shares were credited to such Accounts.

         Any cash dividends paid by the Company in respect of Common Shares credited to an Eligible Participant's Account also are credited to the Account. The amount of the dividend is divided by the fair market value of the Common Shares (determined as of the later of the date such dividend was credited to the Account or the dates Common Shares are acquired by the Trustee in respect of the dividend) and the resulting number of Common Shares is credited to the Eligible Participant's Account. The number of Common Shares held in an Eligible Participant's account also is adjusted from time to time to reflect stock splits, stock dividends or other changes in Common Shares resulting from a change in the Company's capital structure.

         Common Shares held in respect of compensation deferrals made by an Eligible Participant are fully vested. Common Shares held in respect of Company matching contributions vest at a rate of 20% as of the end of each full calendar year after the later of the year such contribution is credited to the Eligible Participant's Account or the year the Common Shares held in respect of such contribution is acquired. Unvested Common Shares credited to an Eligible Participant's Account vest on the earlier to occur of (i) the date on which the sum of the Eligible Participant's age and years of service with the Company equals 65 and (ii) a Change in Control (as defined in the Plan).

         Amounts deferred by an Eligible Participant and Company matching contributions are payable to the Eligible Participant on the earlier to occur of
(i) the date selected by the Eligible Participant in the written election made by the Eligible Participant at the time of deferral and (ii) the Eligible Participant's death (the "Deferral Date"). In addition, the Committee, in its sole discretion, may elect to accelerate the Deferral Date of an Eligible Participant if he ceases to be an Executive Employee or an Eligible Director, or upon the application of an Executive Employee in the event of financial hardship resulting from the Executive Employee's need to make extraordinary or emergency expenditures (a "Hardship Withdrawal"). In the event of the Eligible Participant's death, amounts otherwise distributable to the Eligible Participant are paid to the person or persons designated as the Eligible Participant's beneficiary in the manner provided in the Plan. Amounts payable to an Eligible Participant on the Deferral Date are paid in Common Shares. Payments made upon the death of an Eligible Participant or as a Hardship Withdrawal may be made in cash upon the request of the beneficiary or the Eligible Participant, as the case may be, and with the consent of the Committee.

         Assets held by the Trust are subject to the claims of the Company's creditors in the event of the Company's insolvency. The Trustee is responsible for the administration of the assets held in the Trust and for making payments to Eligible Participants (or their beneficiaries) in accordance with the terms of the Plan. All rights associated with assets of the Trust are exercised by the Trustee (or the person designated by the Trustee) including, but not limited to, the voting rights with respect to the Common Shares held in the Trust. The Trustee is required to invest the assets of the Trust in Common Shares or other obligations issued by the Company, to the extent possible. The Trustee may purchase and sell Common Shares of the Company for the Plan wherever the Common Shares are traded, in the over-the-counter market or in negotiated transactions. The Trustee has sole discretion in determining the terms of any such purchase or sale.

Awards

         The following table sets forth information concerning the dollar value of Company-matching contributions and the number of Common shares acquired in respect thereof in 1997 for each Named Executive Officer, the executive officers as a group, non-executive directors as a group and non-executive officer employees as a group who participate in the Plan.

Name and Position                           Dollar Value                          Number of
-----------------                           ------------                          ---------
                                                                                Common Shares
                                                                                -------------
Douglas G.  Borror                             $  2,500                               244
     President and CEO

Donald A.  Borror                                   -0-                                -0-
     Chairman

David S.  Borror                                    -0-                                -0-
     Executive Vice President

Jon M.  Donnell                                $  2,500                               244
     Chief Operating Officer and
     Chief Financial Officer

Richard R.  Buechler                           $  2,500                               244
     Executive Vice President

Executive Officers as a Group                  $ 12,500                             1,220

Non-Executive Directors as a Group             $  5,000                               488

Non-Executive Officer Employees
     as a Group                                $ 32,000                             1,001

         The following table sets forth information concerning the deferral contributions by participating directors and executive officers and corresponding Company-matching contributions as of December 31, 1997, expressed as the number of Common Shares acquired by the trustee under the Plan, with respect to each director and executive officer participating in the Plan.

                              Deferral          Vested Company-              Unvested Company-
                           Contributions           Matching                      Matching
                        Payable as Common     Contributions Payable        Contributions Payable
                             Shares               as Common Shares            as Common Shares            Total
----------------------------------------------------------------------------------------------------------------
Douglas G. Borror             8,446                   722                           1,362                 10,530
David S. Borror               7,471                   722                           1,118                  9,311
Pete A. Klisares             12,177                   422                           1,162                 13,761
C. Ronald Tilley              5,757                   114                             701                  6,572
Terry E. George               3,261                   114                             701                  4,076
Jon M. Donnell                3,261                   114                             701                  4,076
Richard R. Buechler           8,560                   722                           1,362                 10,644
Robert A. Meyer, Jr.          8,560                   722                           1,362                 10,644


Reason for the Proposal

         The  Plan  is  being  submitted  to  the  Company's   shareholders  for
ratification and adoption to comply with the requirements for continued inclusion of the Common Shares for trading on the Nasdaq National Market.

Proposal

         Shareholders are requested to approve the following resolution:

                  RESOLVED, that the Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan be, and it hereby is, ratified and adopted.

Recommendation and Vote

         Ratification and adoption of the Plan will require the affirmative vote of a majority of the Common Shares issued and outstanding as of the record date.

         The  Board  of  Directors   recommends  that  shareholders  vote  "FOR"
ratification and adoption of the Executive Deferred Compensation Plan.

                              SELECTION OF AUDITORS

         The Board of Directors of the Company has selected Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year ending December 31, 1998. Coopers & Lybrand have audited the books of the Company and its predecessors since 1964. Management expects that a representative of Coopers & Lybrand will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation and Vote

         Ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1998 will require the affirmative vote of a majority of the Common Shares issued and outstanding as of the record date.

         The  Board  of  Directors   recommends  that  shareholders  vote  "FOR"
ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the federal securities laws, the Company is required to report in this Proxy Statement any known failures during the 1997 fiscal year by executive officers, directors or 10% shareholders to file on a timely basis a Form 3, 4 or 5, relating to the beneficial ownership of the Common Shares. To the best of the Company's knowledge after a review of such filings, all such required forms were filed on a timely basis, with the exception of Forms 5 covering nonqualified options issued to the Company's outside directors (Messrs. Klisares, Mayo and Tilley) on May 18, 1996, which Forms were filed on June 6, 1997, and Forms 5 covering theoretical Common Shares credited to the accounts of participants in the Executive Deferred Compensation Plan (Messrs. Douglas Borror, David Borror, Klisares, Tilley, George, Donnell, Buechler and Meyer) in December 1996, which Forms were filed on February 10, 1998.

                   PROPOSALS BY SHAREHOLDERS FOR 1999 MEETING

         If any shareholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the shareholders of the Company to be held in 1999, the proposal must be received by the Company prior to the close of business on December 4, 1998. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal, the number of Common Shares of the Company owned, and the date those Common Shares were acquired, by the shareholder. If the proponent is not a shareholder of record, proof of beneficial ownership also should be submitted. The proponent should also state his or her intention to personally appear at the 1999 Annual Meeting to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the 1999 Annual Meeting.

         The procedures for shareholders to make nominations for Class I Directors to be elected at the Annual Meeting of Shareholders of the Company to be held in 1999 are set forth above under "Board of Directors and Management -- Nomination of Directors."

                                    APPENDIX

                              AMENDED AND RESTATED

                              DOMINION HOMES, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN

Section 1.        Purpose

                  Effective December 9, 1994, Dominion Homes, Inc. (previously, and at the time, Borror Corporation) established a deferred compensation plan to provide selected Executive Employees and Directors of the Company and its subsidiaries with the option to defer the payment of a portion of their compensation thereby enabling the Company and its subsidiaries to attract and retain persons of ability as Executive Employees and Directors. Initially, the Plan was effective as to compensation paid during the period beginning on the original effective date and ending on December 31, 1994 and, thereafter, with respect to compensation paid each Quarter beginning on or after January 1, 1995. Effective December 5, 1995, the Company amended and restated the Plan to incorporate certain amendments to the election procedures under the Plan. Effective November 15, 1997, the Company again desires to amend the Plan in certain respects. This amended and restated Plan incorporates all such amendments and supersedes the provisions of the original Plan and the prior restatement as of the Effective Date.

Section 2.        Definitions

                  2.1 "Beneficiary" shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of any remaining balance in his Deferred Compensation Account in the event of his death.

                  2.2 "Bonus" shall mean any incentive bonus payable by the Company to an Eligible Employee.

                  2.3    "Change in Control" shall mean the occurrence of either
                         (a) Borror Realty Company's failing to own at least thirty percent (30%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or (b) both Donald Borror and Douglas Borror ceasing to be directors and officers of the Company.

                  2.4 "Committee" shall mean the committee appointed by the Board of Directors of the Company to administer the Plan. If no committee is specifically named by the Board of Directors to administer the Plan, the "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

                  2.5 "Common Shares" shall mean the Common Shares, without par value, of the Company.

                  2.6 "Company" shall mean Dominion Homes, Inc., an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger or acquisition of Dominion Homes, Inc. with or by any corporation or corporations.

                  2.7 "Date of Deferral" shall mean the date to which payment of the Participant's Bonus, Salary and/or Matching Contributions attributable to such deferred Bonus or Salary is deferred in accordance with this Plan. Subject to the terms of the following sentence, the Date of Deferral shall be the earlier of (a) the date selected by the Participant in the Election Agreement, which date must be at least one year after the end of the Quarter with respect to which the payment would otherwise be made; or (b) the date of the Participant's death. To the extent provided in Section 6.1(b), the Committee shall have the right, in its sole discretion, to accelerate a Participant's Date of Deferral to the date the Participant ceases to be an Executive Employee or Director. In no event shall a Participant's Date of Deferral extend beyond the later of his 70th birthday or the date he ceases to be an Executive Employee or Director.

                  2.8 "Deferred Compensation Account" shall mean the bookkeeping account to which is credited (a) the amount of Bonus or Salary that is deferred by a Participant;
                         (b) dividends and interest in accordance with the applicable provisions of the Plan; and (c) Matching Contributions.

                  2.9    "Director"   shall  mean  a  member  of  the  Board  of
                         Directors of the Company who is not also an employee of either the Company or any of its subsidiaries.

                  2.10 "Effective Date" for this amended and restated Plan shall mean November 15, 1997.

                  2.11 "Eligible Employee" shall mean an Executive Employee or Director who is selected by the Committee for eligibility in this Plan in accordance with Section 4.1 hereof.

                  2.12 "Executive Employee" shall mean any person who is employed by the Company or a subsidiary and who is either an officer or has significant managerial responsibility.

                  2.13 "Fair Market Value" of the Common Shares shall mean the most recent closing price quotation or, if none, the average of the bid and asked prices, as reported as of the most recent available date with respect to the sale of Common Shares on any quotation system approved by the National Association of Securities Dealers then reporting sales of Common Shares or on any national securities exchange on which the Common Shares are then listed. Notwithstanding the foregoing, if the Trustee of any Trust acquires or sells any Common Shares, other than acquisitions from or sales to the Company, the "Fair Market Value" of such Common Shares shall mean the actual price at which such Common Shares were acquired or sold by the Trustee.

                  2.14 "Matching Contribution" shall mean the credit made to a Participant's Deferred Compensation Account pursuant to the provisions of Section 5.2.

                  2.15 "Participant" shall mean any Eligible Employee who has elected to defer payment of all or any portion of his Bonus or Salary, in accordance with, and subject to the limitations of, the Plan.

                  2.16 "Plan" shall mean the "Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan" as set forth herein, as the same may be amended from time to time.

                  2.17 "Plan Year" shall mean the fiscal year of the Plan which shall coincide with the calendar year.

                  2.18 "Quarter" shall mean any fiscal quarter of the Company [currently the three-month periods ending each March 31, June 30, September 30 and December 31].

                  2.19 "Salary" shall mean, with respect to an Executive Employee, his regular remuneration payable to him by the Company during each Quarter pursuant to the Company's regular payroll practices. With respect to a Director, the term "Salary" shall mean the director's fee paid to him by the Company during each Quarter as compensation for his serving on the Board of Directors of the Company or any committee thereof.

                  2.20 "Theoretical Shares" shall mean those hypothetical Common Shares (and fractions thereof) computed and credited to the Deferred Compensation Account under the terms of the Plan prior to this amendment and restatement.

                  2.21 "Trust" shall mean any trust established by the Company in substantially the form described in Rev. Proc. 92-64 to satisfy all or a portion of its obligations under the Plan.

                  2.22 "Trustee" shall mean the trustee of the Trust, as designated by the Company, or any successor trustee of the Trust.


Section 3.        Administration

                  3.1    Power of the Committee

                         The Plan shall be  administered  by the Committee.  The
                         Committee shall have full power to construe and interpret the Plan, to grant or deny any claim made by any Participant or Beneficiary under the Plan, to establish and amend rules and regulations for administration of the Plan and to take any and all actions necessary or desirable to effectuate or carry out the Plan.

                  3.2      Actions Final

                         All actions taken by the Committee under or with respect to the Plan shall be final and binding on all persons. No member of the Committee shall be liable for any action taken or determination made in good faith.

                  3.3      Books and Records

                         The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at the Company's expense and subject to the supervision and control of the Committee.

                  3.4      Action by the Committee

                         The Committee shall act by a majority of its members at the time in office, and such action may be taken either by vote at a meeting or in writing. If a Participant is serving as a member of the Committee, he shall not be entitled to vote on matters specifically relating to his rights under the Plan; provided, however, that this provision shall not prevent such person from voting on matters which, although they may affect his rights, relate to Participants in general.


Section 4.        Eligibility and Participation

                  4.1      Eligibility

                         The Committee shall from time to time select the persons eligible to participate in the Plan from the Company's Executive Employees and Directors. Any Executive Employee or Director selected by the Committee shall be eligible to become a Participant in the Plan. An Executive Employee's or Director's eligibility shall cease when he dies or otherwise ceases to be an Executive Employee or Director, or if the Committee determines that he is otherwise no longer eligible to participate.

                  4.2      Election to Defer

                         Any Eligible Employee who desires to defer the payment of any portion of his Salary for any Quarter (or any portion of a Quarter) must complete and deliver to the Committee an Election Agreement (in substantially the form of Exhibit A attached hereto) prior to the beginning of the payment period during which such Salary is to be earned by the Eligible Employee. An Eligible Employee who desires to defer the payment of any portion of his Bonus for any Quarter must complete and deliver to the Committee an Election Agreement prior to the date on which such Bonus is actually paid to the Eligible Employee. An Eligible Employee who timely delivers the Election Agreement to the Committee shall be a Participant. Each Election Agreement is irrevocable on and after the date to which it relates but may be revoked or changed prior to the date on which it is to become effective.

                 4.3      The Election Agreement

                         A Participant must designate on the Election  Agreement
                         (a) the portion of his Bonus and/or Salary he desires to defer; (b) the Date of Deferral for any deferred Bonus and/or Salary and any Matching Contributions attributable to such deferred amounts; and (c) the method of payment of his deferred Bonus and/or Salary and Matching Contributions attributable to such deferred amounts. Payment of the amount deferred shall be made in accordance with Section 6.

                  4.4      Limitations on Deferrals

                         Notwithstanding any provision contained in this Plan, the amount of Bonus and/or Salary that a Participant may defer in any Plan Year shall be limited to the amount described in this Section 4.4. For this purpose, the annual limitation applicable to an Executive Employee shall be equal to 20% of the sum of the Executive Employee's Bonus and Salary paid to him by the Company during the Plan Year. With respect to a Director, the annual limitation shall be equal to 100% of the Salary paid to him by the Company during the Plan Year.

                  4.5      Sub-Accounts

                         In the event a Participant makes different elections as to the method of payment or as to the time for commencement of payments with respect to Bonuses or Salary deferred or Matching Contributions attributable thereto for different time periods, for purposes of determining the amounts to be paid under each election, the Participant shall be treated as if he had a separate Deferred Compensation Sub-Account for Bonuses and Salary deferred and Matching Contributions pursuant to the differing elections.

Section 5.        Deferred Compensation Account

                  5.1      Crediting Bonuses, Salary and Dividends

                         The Bonus and/or Salary which a Participant elects to defer shall be treated as if it were set aside in a Deferred Compensation Account on the date the Bonuses and Salary would otherwise have been paid to the Participant. As of such date or, if later, as of the date on which Common Shares are actually acquired by the Trust, the amount of the Bonus and/or Salary credited to the Deferred Compensation Account shall be divided by the then Fair Market Value of the Common Shares; and the Deferred Compensation Account shall be credited with the resulting number of Common Shares. The Deferred Compensation Account shall be credited with cash dividends on the Common Shares at the times and equal in amount to the cash dividends actually paid with respect to Common Shares on and after the date credited to the Deferred Compensation Account. At such times or, if later, at such times that Common Shares are actually acquired by the Trust, the amount of cash dividends credited to the Deferred Compensation Account shall be divided by the then Fair Market Value of the

                         Common Shares; and the Deferred Compensation Account shall be credited with the resulting number of Common Shares. Notwithstanding any provision contained herein, as of the Effective Date, the number of Theoretical Shares credited to the Deferred Compensation Accounts of Participants under the terms of the Plan prior to this amendment and restatement shall be converted to the identical number of Common Shares.

                  5.2      Company Matching Contribution

                         As of the last day of each Plan Year, each Participant's Deferred Compensation Account shall be credited with a Matching Contribution, as described in this Section 5.2. For each Plan Year, the Matching Contribution shall be equal to 25% of the Bonus and/or Salary deferred by the Participant during such Plan Year up to a maximum deferral of $10,000. Therefore, the maximum Matching Contribution credited to the Deferred Compensation Account of any Participant for any Plan Year shall be equal to $2,500 (25% x $10,000). As of the last day of each Plan Year or, if later, as of the date on which Common Shares are actually acquired by the Trust, the amount of Matching Contribution credited to the Deferred Compensation Account for that year shall be divided by the then Fair Market Value of the Common Shares; and the Deferred Compensation Account shall be credited with the resulting number of Common Shares.

                  5.3      Stock Adjustments

                         The number of Common Shares in the Deferred Compensation Account shall be adjusted from time to time by the Company to reflect stock splits, stock dividends or other changes in the Common Shares resulting from a change in the Company's capital structure.

                  5.4      Extraordinary Events

                         In addition to the events described in Section 5.3, if some other event shall occur with respect to which the Committee determines equitable adjustments should be made in the Deferred Compensation Accounts or in the calculation  of Fair Market  Value,  the  Committee may
                         make such equitable adjustments in the Deferred Compensation Accounts and the calculation of Fair Market Value as it deems necessary or appropriate to reflect such event.

                  5.5      Vesting of Deferred Compensation Account

                         A Participant shall earn a vested interest in the Common Shares credited to his Deferred Compensation Account in accordance with the provisions of this
                         Section 5.5. Common Shares credited to a Participant's Deferred Compensation Account pursuant to Section 5.1 on account of Bonuses and Salary shall be fully vested in the Participant and nonforfeitable as of the date such Common Shares are credited to the Deferred Compensation Account. Common Shares credited to a Participant's Deferred Compensation Account pursuant to
                         Section 5.2 on account of Matching Contributions shall become vested in the Participant and nonforfeitable in accordance with the following table:

                           Full Plan Years Following
                             Crediting of Matching
                           Contribution to Deferred
                             Compensation Account          Vested Percentage
                             --------------------          -----------------

                                    Less than 1                        0%
                                            1                         20%
                                            2                         40%
                                            3                         60%
                                            4                         80%
                                    5 or more                        100%

                         Common Shares credited to a Participant's Deferred Compensation Account pursuant to Section 5.1 on account of cash dividends shall become vested in the Participant and nonforfeitable as of the date on which the Common Shares on which such cash dividends were paid shall become vested in the Participant and nonforfeitable.

                         Notwithstanding any provision contained herein, a Participant shall be fully vested, and have a nonforfeitable interest in, all Common Shares credited to his Deferred Compensation Account as of either (a) the date on which the sum of his age and his years of service with the Company equals 65; or (b) the occurrence of a Change in Control. Further, notwithstanding any provision contained herein, if a Participant elects a Date of Deferral for the payment of any Matching Contributions allocated to his Deferred Compensation Account which precedes the date on which he is fully vested in such Matching Contributions, the non-vested portion of the Matching Contributions shall be forfeited by the Participant and he shall have no right to receive payment of such non-vested amounts under this Plan.

                  5.6      Amount to be Paid

                         If the payment of the Participant's Deferred Compensation Account is to be made in Common Shares, the payment to be made pursuant to Section 6 shall be the number of vested Common Shares credited to the Participant's Deferred Compensation Account as of the Date of Deferral. If the payment of the Participant's Deferred Compensation Account is to be made in cash, the payment to be made pursuant to Section 6 shall be equal to the number of vested Common Shares credited to the Participant's Deferred Compensation Account as of the Date of Deferral multiplied by the Fair Market Value of such Common Shares as of the Date of Deferral or, if the Trust sells such Common Shares to a person other than the Company to fund such cash payment, the date of such sale. No dividends or other earnings shall be credited to the Deferred Compensation Account after the Date of Deferral.

Section 6.       Payment of Deferred Compensation

                  6.1      General

                           (a) Subject to the provisions of paragraph (b) of this Section 6.1, the vested amount of the Participant's Deferred Compensation Account shall be paid to the Participant, within a reasonable time after the Participant's Date of Deferral, in a lump sum or in a number of approximately equal annual installments (not more than 12), as designated by the Participant on his Election Agreement. Each Participant's Deferred Compensation Account shall be paid in the form of the actual Common Shares credited to his account, with any fractional shares paid in a single lump sum payment in cash.

                           (b) In the event a Participant ceases to be an Executive Employee or Director for reasons other than death, the Committee may, in its sole discretion, elect to accelerate the Participant's Date of Deferral to the date he ceases to be an Executive Employee or Director, regardless of when the Participant's Date of Deferral would otherwise occur. If the
                                 Committee accelerates a Participant's Date of Deferral, the vested amount in his Deferred Compensation Account shall be paid in a lump sum within a reasonable time after his accelerated Date of Deferral (but no later than such Date of Deferral) in a manner similar to the manner described in paragraph (a) of this
                                 Section 6.1.

6.2              Death

                           (a) In the event of the death of a Participant, the vested amount of the Participant's Deferred Compensation Account (determined in the manner described in paragraph (a) of Section 6.1) shall be paid in a lump sum to his Beneficiary within a reasonable time after the Participant's death, but no later than one (1) year after such date. If requested by the Beneficiary and consented to by the Committee, payments pursuant to this Section 6.2 may be made in cash.

                           (b) Each Participant may name one or more Beneficiaries and may also name one or more contingent Beneficiaries by making a written designation in a form acceptable to the Committee. A Participant's Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The Beneficiary designation on file with the Company at the time of the Participant's death which bears the latest date shall govern.

                           (c) If no Beneficiary has been designated or if no Beneficiary survives the Participant, the vested amount in the Deferred Compensation
                                 Account shall be paid in a lump sum to the Participant's estate.

                           (d) If the Beneficiary dies after the death of the Participant, any vested amount otherwise payable to the Beneficiary shall be paid in a lump sum to the Beneficiary's estate.

6.3              Hardship

                  Upon the application of a Participant who is an Executive Employee in the event of financial hardship resulting from a need to make extraordinary or emergency expenditures, the Committee may, in its sole discretion, cause the distribution from the vested Deferred Compensation Account to such Participant of an amount not exceeding the requirements of such Participant for such extraordinary or emergency expenditures. If requested by the Participant and consented to by the Committee, payments pursuant to this Section 6.3 may be made in cash. The Committee shall require such proper proof of financial hardship and such evidence of the requirements of a Participant for extraordinary or emergency expenditures as it may deem appropriate, and the Committee's determination of financial hardship and of the requirements of a Participant for extraordinary or emergency expenditures shall be conclusive. Notwithstanding any provisions contained herein, the provisions of this Section 6.3 shall not be applicable to any Participant who is a Director.


Section 7.       Amendments

                  The Board of Directors of the Company may from time to time amend, suspend or terminate any or all of the provisions of tis Plan; provided that no such amendment, suspension or termination shall adversely affect in any material respect any right of any Participant to receive any amount payable pursuant to the Plan.


Section 8.        Miscellaneous Provisions

                  8.1      No Assignment

                         No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

                  8.2      Status as General Creditor

                         The obligations of the Company under the Plan to make payment of amounts in the Deferred Compensation Account merely constitute the unsecured promise of the Company to make payments from its general assets as provided herein. To the extent that the Company establishes the Trust to satisfy any of its obligations hereunder, the assets of the Trust shall, at all times, remain assets of the Company subject to its creditors. No Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company, including, but not limited to, any assets of the Trust. To the extent that anyone acquires a right to receive payment from the Company of any amount payable pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                  8.3      No Right to Employment

                           Nothing contained in this Plan shall be construed to:

                           (a) give any Participant any right to receive a salary or additional bonus;

                           (b)   limit in any way the right of the  Company or a
                                 subsidiary   to   terminate   a   Participant's
                                 employment at any time; or

                           (c) be evidence of any agreement or understanding, express or implied, that the Company or a subsidiary will employ a Participant in any particular position or at any particular rate of remuneration.


Section 9.       Claims Procedure

                  9.1 Filing Claims. At the time that any Participant or Beneficiary may be entitled to benefits under the Plan, such Participant or Beneficiary may file a claim request with the Committee. In the alternative, the Committee may act, without receipt of a formal request from the Participant or Beneficiary, with respect to such claim.

                  9.2 Notification to Claimant. If a claim is wholly or partially denied, the Committee will furnish to the claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the claimant, which notice will contain the following information:

                           (a)   the specific reason or reasons for the denial;

                           (b) specific reference to pertinent Plan provisions upon which the denial is based;

                           (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                           (d) an explanation of the Plan's claims review procedure describing the steps to be taken by a claimant who wishes to submit his claims for review.

                  9.3      Review  Procedure.   A  claimant  or  his  authorized
                           representative may, with respect to any denied claim:

                           (a) request a review upon a written application filed within sixty (60) days after receipt by the claimant of written notice of the denial of his claim;

                           (b)      review pertinent documents; and

                           (c)      submit issues and comments in writing.

                         Any request or submission will be in writing and will be directed to the Committee (or its designee). The Committee (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

                  9.4 Decision on Review. The Committee (or its designee) will render a decision upon review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. Written notice of any such extension will be furnished to the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

                                 REVOCABLE PROXY
                              DOMINION HOMES, INC.

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1998

          This Proxy is solicited on behalf of the Board of Directors

  The undersigned holder(s) of common shares, no par value ("Common Shares") of Dominion Homes, Inc. ("Company") hereby constitute(s) and appoint(s) Jon M. Donnell and Terry E. George, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held on May 20, 1998, at the Company's Galloway Ridge housing development, 128 Galloway Ridge Drive, Columbus, Ohio 43119, at 10:00 a. m., local time, and any adjournment or adjournments thereof, and to vote all of the Common Shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournments thereof:

1. The election as directors of the Company the nominees listed below (except as marked to the contrary below):


   Donald A. Borror, David S. Borror,
   Pete A. Klisares and Gerald E. Mayo

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------




2. The  ratification  and adoption of the Amended and Restated  Dominion  Homes,
   Inc.   Executive   Deferred   Compensation  Plan  (the  "Executive   Deferred
   Compensation Plan"); and

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

3. The ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants for the Company in 1998.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

  WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED OR NOT VOTED AS SPECIFIED. WHERE NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY, "FOR" RATIFICATION AND ADOPTION OF THE AMENDED AND RESTATED DOMINION HOMES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN, "FOR" RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY IN 1998, AND, IN THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                              DOMINION HOMES, INC.

  All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 20, 1998, Annual Meeting.

  Please sign exactly as your name appears hereon. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by authorized officer. If shares are registered in two names, both shareholders should sign. (Please note any change of address on this proxy.)

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY